Ambac Announces Fourth Quarter 2015 Net Income of $387 million, or $8.56 per Diluted Share, Including Positive Impact from JP Morgan RMBS Litigation Settlement;
Compared to a Net Loss of $391 million in the Third Quarter
Fourth Quarter 2015 Operating Earnings of $481 million or $10.64 per Diluted Share;
Compared to $3.77 per Diluted Share in the Third Quarter, an Increase of 182%
Book Value per Share Increased 24% to $37.41 and
Adjusted Book Value per Share Increased 39% to $24.78
at December 31, 2015 from September 30, 2015
Insured Portfolio and Adversely Classified Credits Each Decreased by 9% during the Quarter
Acquired $235 million of Ambac Insured Distressed Exposures during the Quarter
$71 million of Tolling Payments to be Received from AAC in May 2016
NEW YORK, NY, February 18, 2016 (GLOBE NEWSWIRE) -- Ambac Financial Group, Inc. (Nasdaq: AMBC) ("Ambac"), a holding company whose subsidiaries, including Ambac Assurance Corporation (“AAC”), provide financial guarantees and other financial services, today reported results for the three months ended December 31, 2015.
Commenting on fourth quarter 2015 results, Nader Tavakoli, President and Chief Executive Officer, said, "We are very pleased with our fourth quarter results, which cap off an outstanding year for Ambac.  For the year, we generated $1.165 billion of operating earnings and more than tripled our adjusted book value per share from $7.50 to $24.78. As a result of these achievements, AAC will be paying $71 million in tolling payments under the company's tax-sharing agreement to Ambac in May 2016."
"Importantly, during 2015 we made significant progress in executing on our strategic goals of maximizing AAC's claims paying ability, working toward the successful rehabilitation of the Segregated Account and creating a more proactive and efficient operating environment. As previously disclosed, we recently settled our RMBS related litigation with JP Morgan for $995 million in cash, which was substantially higher than our previous remediation credit. We also reduced our insured exposure by 9% during the fourth quarter, and for the year we reduced our insured exposure by a full 25% of net par outstanding. AAC's claims paying ratio now stands at 19:1, improved from 26:1 at the end of 2014."
"After a short period of inactivity in the third quarter related to discussions with certain claim holders, we returned to the market in the fourth quarter and purchased $235 million of insured securities, including $200 million of insured RMBS.  For the year we purchased a total of $635 million of our insured securities. At year-end, Ambac held nearly $1.2 billion, or 34%, of the deferred obligations of the Segregated Account.  We will continue to diligently and prudently pursue capital allocation decisions that improve our claims paying ability and shareholder value."
"With respect to risk and loss management and mitigation, we continue to increase our vigilance. This includes earlier recognition of troubled credits and more active engagement in potential outcomes.  As it relates to Puerto Rico, we have been a leading voice in the effort to achieve a result that serves the interests of both Puerto Rico and Ambac. We continue to believe strongly that Puerto Rico should seek consensual resolutions with its creditors and abandon its misguided efforts to declare bankruptcy at the expense of its economy and people."
In conclusion, Mr. Tavakoli said, "Finally, we continue to work constructively with the Wisconsin Office of the Commissioner of Insurance in all respects, including the successful rehabilitation of the Segregated Account. We look forward to providing updates on our progress in this regard in due course."

Ambac's Fourth Quarter 2015 Summary Results
			Better (Worse)
($ in millions, except per share data)	4Q15	3Q15	Amount	Percent
Net premiums earned	$114.5	$71.5	$43.0	60%
Net investment income	64.4	64.2	0.2	—%
Other than temporary impairment losses	(12.4)	(9.2)	(3.2)	(35)%
Net realized investment gains	2.6	2.1	0.5	24%
Net change in fair value of credit derivatives	(3.0)	37.0	(40.0)	(108)%
Derivative products revenue	9.3	(65.1)	74.4	114%
Net realized gains (losses) on extinguishment of debt	—	1.4	(1.4)	(100)%
Income (loss) on Variable Interest Entities ("VIEs")	(6.6)	(21.4)	14.8	69%
Loss and loss expenses (benefit)	(337.1)	(133.2)	203.9	153%
Interest and underwriting and operating expenses	57.9	54.9	(3.0)	(5)%
Goodwill impairment	—	514.5	514.5	100%
Insurance intangible amortization	54.4	39.7	(14.7)	(37)%
Net income (loss) attributable to Common Shareholders	387.0	(391.0)	778.0	199%
Net income (loss) per diluted share	$8.56	($8.66)	$17.22	199%
Operating earnings [1]	481.0	170.5	310.5	182%
Operating earnings per diluted share [1]	$10.64	$3.77	$6.87	182%
Ambac stockholders' equity	1,684.8	1,355.0	329.8	24%
Ambac's stockholders' equity per share	$37.41	$30.10	$7.31	24%
Adjusted book value [1]	1,115.8	801.6	314.2	39%
Adjusted book value per share [1]	$24.78	$17.81	$6.97	39%

[1]	Non-GAAP Financial Data

Ambac's Year-to-Date 2015 Summary Results
			Better (Worse)
($ in millions, except per share data)	2015	2014	Amount	Percent
Net premiums earned	$312.6	$246.4	$66.2	27%
Net investment income	266.3	300.9	(34.6)	(11)%
Other than temporary impairment losses	(25.7)	(25.8)	0.1	—%
Net realized investment gains	53.5	58.8	(5.3)	(9)%
Net change in fair value of credit derivatives	41.7	23.9	17.8	74%
Derivative products revenue	(42.5)	(181.1)	138.6	77%
Net realized gains (losses) on extinguishment of debt	0.1	(74.7)	74.8	100%
Income (loss) on Variable Interest Entities ("VIEs")	31.6	(32.2)	63.8	198%
Loss and loss expenses (benefit)	(768.7)	(545.6)	223.1	41%
Interest and underwriting and operating expenses	219.2	229.0	9.8	4%
Goodwill impairment	514.5	—	(514.5)	—%
Insurance intangible amortization	169.6	151.8	(17.8)	(12)%
Net income attributable to Common Shareholders	493.4	484.1	9.3	2%
Net income per diluted share	$10.72	$10.31	$0.41	4%
Operating earnings [1]	1,165.1	682.6	482.5	71%
Operating earnings per diluted share [1]	$25.32	$14.54	$10.78	74%
Ambac stockholders' equity	1,684.8	1,399.1	285.7	20%
Ambac's stockholders' equity per share	$37.41	$31.09	$6.32	20%
Adjusted book value [1]	1,115.8	337.4	778.4	231%
Adjusted book value per share [1]	$24.78	$7.50	$17.28	230%

[1]	Non-GAAP Financial Data

Net Income (Loss) and Operating Earnings
Fourth quarter 2015 net income was $387.0 million, or $8.56 per diluted share, compared to a net loss of $391.0 million, or $8.66 per diluted share, for the third quarter of 2015. Operating earnings in the fourth quarter of 2015 were $481.0 million, or $10.64 per diluted share, compared to $170.5 million, or $3.77 per diluted share in the third quarter of 2015, an increase of 182%.
Fourth quarter 2015 net income and operating earnings relative to the third quarter 2015 were driven by a higher loss and loss expense benefit, despite $93.1 million of incurred Domestic Public Finance loss and loss expenses, higher derivative products revenue and higher accelerated earned premiums, partially offset by a decline in net change in fair value of credit derivatives. The net loss in the third quarter of 2015 included a $514.5 million goodwill impairment charge.

Net Premiums Earned
For the fourth quarter of 2015, net premiums earned were $114.5 million, as compared to $71.5 million in the third quarter of 2015, including accelerations of $72.5 million and $28.4 million, respectively, an increase of 156%. Normal premiums earned were impacted by the runoff of the insured portfolio. Structured finance normal premiums earned were favorably impacted by improved collectability related to certain student loan transactions. Accelerated premiums were significantly impacted by a few large transactions, including Eurotunnel, New York Convention Center Development Corporation and Puerto Rico Highways and Transportation Authority.
The following table provides a summary of net premiums earned for the three month periods ended December 31, 2015 and September 30, 2015, respectively:

	Three Months Ended	Three Months Ended
($ in millions)	December 31, 2015	September 30, 2015
Public Finance	$23.2	$24.4
Structured Finance	8.5	7.6
International Finance	10.3	11.1
Total normal premiums earned	42.0	43.1
Accelerated earnings	72.5	28.4
Total net premiums earned	$114.5	$71.5
Net Investment Income
Net investment income for the fourth quarter of 2015 was $64.4 million, as compared to $64.2 million for the third quarter of 2015. Financial Guarantee net investment income for the fourth quarter of 2015 was $61.4 million, $0.1 million higher than the third quarter, primarily as a result of gains in the trading portfolio offset by a decrease in income from Ambac insured residential mortgage backed securities ("RMBS") related to the timing of cash flows on several securities. Included in Financial Guarantee net investment income were mark-to-market gains on invested assets classified as trading of $5.1 million in the fourth quarter of 2015, compared to losses of $2.5 million in the third quarter of 2015, resulting primarily from improved performance in equities, emerging markets and hedge fund investments held by Ambac UK.
Other Than Temporary Impairment Losses
Other than temporary impairment losses for the fourth quarter of 2015 were $12.4 million, as compared to $9.2 million in the third quarter of 2015, respectively. Other than temporary impairment losses for the fourth quarter relate to the company’s intent to sell certain securities that were in an unrealized loss position and losses on certain Ambac insured securities associated with the re-projection of the timing of future cash flows.
Loss and Loss Expenses (Benefit), and Loss Reserves
Loss and loss expenses for the fourth quarter of 2015 were a benefit of $337.1 million, as compared to a benefit of $133.2 million for the third quarter of 2015.
RMBS loss and loss expenses incurred were a benefit of $354.2 million in the fourth quarter of 2015, excluding $41.6 million of interest expense on Deferred Amounts. The RMBS incurred benefit was driven by an increase in the estimated value of RMBS representation and warranty ("R&W") related litigation, partially due to the settlement with JP Morgan Chase & Co. and certain of its affiliates (collectively "JP Morgan"); a favorable outcome related to our proactive remediation efforts related to certain RMBS transactions; and to a lesser extent, the reversal of loss expense reserves related to the JP Morgan settlement. Pursuant to the settlement, JP Morgan paid AAC $995 million in cash in January 2016 in return for releases of all of AAC's claims against JP Morgan arising from certain insured RMBS transactions. AAC also agreed to withdraw its objections to JP Morgan’s global RMBS settlement with RMBS trustees.
Student loan loss and loss expenses incurred in the fourth quarter of 2015 were a benefit of $110.4 million primarily as a result of an increase in commutation probabilities including a commutation of $225 million of net par exposure which was executed in February 2016 and the commutation of $182 million net par of South Carolina Student Loan Corp exposure in the fourth quarter 2015.
Domestic public finance loss and loss expenses incurred in the fourth quarter of 2015 were $93.1 million largely as a result of an increase in Puerto Rico related reserves, partially offset by a net benefit in loss reserves for other domestic public finance exposure. The increases in Puerto Rico related reserves reflect the ongoing uncertainty related to the situation against which AAC will continue to aggressively protect and assert its rights in order to protect its interests and those of its stakeholders.
During the fourth quarter of 2015, net claim and loss expenses paid, net of reinsurance, were $28.3 million which included $89.8 million of losses (including commutations) and loss expenses paid which were partially offset by $61.5 million of subrogation received. During the third quarter of 2015, net claim and loss expenses recovered, net of reinsurance, were $26.6 million which included $57.5 million of losses and loss expenses paid which were more than offset by $84.1 million of subrogation received.
Gross loss and loss expense reserves (gross of reinsurance and net of subrogation recoveries) were $2.9 billion at December 31, 2015 and $3.3 billion at September 30, 2015, which were net of $2.830 billion and $2.555 billion, respectively, of estimated subrogation recoveries related to AAC's pursuit of legal remedies to seek redress for breaches of R&W. The decline in the loss and loss expense reserves resulted primarily from the aforementioned developments in RMBS and student loans. As of December 31, 2015, approximately $3.5 billion of Deferred Amounts, including accrued interest payable of $491 million, remain unpaid.
The following table provides gross loss and loss expense reserves by bond type at December 31, 2015 and September 30, 2015:

($ in millions)	4Q15	3Q15
RMBS	$1,401	$1,705
Student Loans	486	625
Domestic Public Finance	470	378
Ambac UK	420	439
All other credits	9	9
Loss expenses	73	99
Total	$2,859	$3,255
Expenses
Underwriting and operating expenses for the fourth quarter of 2015 were $27.3 million, compared to $25.0 million for the third quarter of 2015. Expenses increased primarily due to higher costs associated with a potential recapitalization of AAC and compensations accruals. Ambac has reduced headcount by 9% since the beginning of 2015.
Taxes and Net Operating Loss Carry-Forwards ("NOLs")
Provision for income taxes was $8.9 million for the fourth quarter of 2015, compared to $2.8 million for the third quarter of 2015. Income tax expense included US Federal alternative minimum taxes of $8.8 million and $2.7 million, for the fourth quarter of 2015 and the third quarter of 2015, respectively.
At December 31, 2015 the Company had $4.2 billion of NOLs, including $1.4 billion at Ambac and $2.8 billion at AAC.
Taxable income of AAC is subject to annual payments to Ambac by NOL usage tier (see below) after certain credits and any additional post determination date NOLs, under its NOL tolling agreement with Ambac. A credit is available to offset the first $5 million of payments due under each of NOL usage Tiers A, B, and C.
From September 30, 2014 through December 31, 2015, AAC fully utilized its post determination date NOLs, Tier A NOLs, and partially utilized its Tier B NOLs resulting in accrued tolling payments of $70.9 million, including $53.1 million in the fourth quarter of 2015. While AAC has utilized all of its post determination date NOLs, additional post determination date NOLs may be generated in the future.

These tolling payments will be paid to Ambac in May of 2016. While tolling payments are eliminated in consolidation, they increase available resources at the holding company level.

NOL Usage Tier	Allocated AAC NOL Amount	Applicable Percentage
A	The first $0.479 billion	15%
B	The next $1.057 billion after NOL Usage Tier A	40%
C	The next $1.057 billion after NOL Usage Tier B	10%
D	The next $1.057 billion after NOL Usage Tier C	15%
Balance Sheet
Total assets decreased by approximately $0.5 billion from September 30, 2015 to $23.7 billion at December 31, 2015, primarily due to (i) a lower fair value of the consolidated non-VIE investment portfolio; (ii) lower premium receivables from runoff and early terminations of the insured portfolio; (iii) amortization of the insurance intangible asset during the period; and (iv) lower fair values of VIE assets, partially offset by a higher subrogation recoverable.
Total liabilities decreased by approximately $0.9 billion from September 30, 2015 to $21.8 billion as of December 31, 2015, primarily as a result of (i) lower loss and loss expense reserves; (ii) lower unearned premium reserves from runoff and early terminations of the insured portfolio; and (iii) lower VIE liabilities.
Investment Portfolio
The fair value of the consolidated investment portfolio decreased approximately $56.8 million from September 30, 2015 to $5.6 billion at December 31, 2015, primarily due to an increase in interest rates. The fair value of the financial guarantee investment portfolio decreased approximately $52.2 million from September 30, 2015 to $5.3 billion at December 31, 2015.
During the fourth quarter of 2015 Ambac invested in additional distressed Ambac-insured securities. Ambac, through its various subsidiaries, acquired $200 million in insured RMBS, bringing the gross amount invested in insured RMBS to $590 million in 2015. As of December 31, 2015, Ambac owned approximately $1.17 billion of Deferred Amounts (including interest), which represents 34% of the total amount outstanding, an increase of 22% from the third quarter of 2015. In addition, Ambac invested $35 million in non-RMBS insured distressed securities in the fourth quarter of 2015.
Insured Portfolio
The Financial Guarantee insurance portfolio net par amount outstanding was reduced during the quarter ended December 31, 2015 to approximately $108.3 billion from $119.0 billion at September 30, 2015, a reduction of 9%. Adversely Classified Credits declined by approximately $2.0 billion or 9% to $20.4 billion in the fourth quarter of 2015.
The $10.7 billion reduction in net par was accelerated by several company-led risk reduction initiatives including the following notable transactions: $882 million of net par exposure to Eurotunnel; $111 million of net par exposure to pooled aircraft lease securitizations; $603 million of student loan net par exposure, including $182 million to South Carolina Student Loan Corp and $399 million to National Collegiate Student Loan Trust; and $229 million of net par exposure to the Puerto Rico Highways and Transportation Authority.
In addition, in February 2016, AAC successfully commuted an additional $225 million of student loan net par exposure, which will reduce insured exposure in the first quarter of 2016.
As of December 31, 2015, public finance was 60% of the total net par outstanding, structured finance was 20% and international was 20%. The General Account represented 69% of the total net par outstanding, Ambac UK was 17% and the Segregated Account was 14%.
Non-GAAP Financial Data
In addition to reporting the Company’s quarterly financial results in accordance with GAAP, the Company reports two non-GAAP financial measures: Operating Earnings and Adjusted Book Value. A non-GAAP financial measure is a numerical measure of financial performance or financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. We are presenting these non-GAAP financial measures because they provide greater transparency and enhanced visibility into the underlying drivers of our business and the impact of certain items that the Company believes will reverse from GAAP book value over time through the

GAAP statements of comprehensive income. Operating Earnings and Adjusted Book Value are not substitutes for the Company’s GAAP reporting, should not be viewed in isolation and may differ from similar reporting provided by other companies, which may define non-GAAP measures differently.
Operating Earnings
Operating earnings were $481.0 million, or $10.64 per diluted share, for the fourth quarter 2015 as compared to operating earnings of $170.5 million, or $3.77 per diluted share, for the third quarter 2015.
The following table reconciles net income (loss) attributable to common shareholders to the non-GAAP measure, operating earnings, for the three month periods ended December 31, 2015 and September 30, 2015, respectively:

	Three Months Ended		Three Months Ended
	December 31, 2015		September 30, 2015
($ in millions, other than per share data)	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Net income (loss) attributable to common shareholders	$387.0	$8.56	$(391.0)	$(8.66)
Adjustments:
Non-credit impairment fair value (gain) loss on credit derivatives	2.7	0.06	(34.1)	(0.76)
Effect of consolidating financial guarantee VIEs	21.1	0.47	30.5	0.68
Insurance intangible amortization	54.4	1.20	39.7	0.88
Impairment of goodwill	—	—	514.5	11.39
FX (gain) loss from re-measurement of premium receivables and loss and loss expense reserves	10.6	0.23	14.7	0.32
Fair value (gain) loss on derivatives from Ambac CVA	5.2	0.12	(3.8)	(0.08)
Operating earnings	$481.0	$10.64	$170.5	$3.77
Weighted-average diluted shares outstanding (in millions)		45.2		45.2
Operating earnings were $1,165.1 million, or $25.32 per diluted share, for the year ended December 31, 2015 as compared to operating earnings of $682.6 million, or $14.54 per diluted share for the year ended December 31, 2014.
The following table reconciles net income (loss) attributable to common shareholders to the non-GAAP measure, operating earnings, for the years ended December 31, 2015 and 2014, respectively:

	Year Ended		Year Ended
	December 31, 2015		December 31, 2014
($ in millions, other than per share data)	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Net income attributable to common shareholders	$493.4	$10.72	$484.1	$10.31
Adjustments:
Non-credit impairment fair value (gain) loss on credit derivatives	(36.7)	(0.80)	(17.1)	(0.37)
Effect of consolidating financial guarantee VIEs	9.1	0.20	45.0	0.96
Insurance intangible amortization	169.6	3.69	151.8	3.24
Impairment of goodwill	514.5	11.18	—	—
FX (gain) loss from re-measurement of premium receivables and loss and loss expense reserves	29.4	0.64	34.9	0.74
Fair value (gain) loss on derivatives from Ambac CVA	(14.2)	(0.31)	(16.1)	(0.34)
Operating earnings	$1,165.1	$25.32	$682.6	$14.54
Weighted-average diluted shares outstanding (in millions)		46.0		46.9
Adjusted Book Value
Adjusted Book Value was $1,115.8 million, or $24.78 per share, at December 31, 2015, as compared to $801.6 million, or $17.81 per share, at September 30, 2015. The Adjusted Book Value increase of 39% from September 30, 2015 to December 31, 2015 of $314.2 million was primarily driven by operating earnings which were driven by benefits in loss and loss expenses.

The following table reconciles Total Ambac Financial Group, Inc. stockholders’ equity to the non-GAAP measure Adjusted Book Value as of each date presented:

	December 31, 2015		September 30, 2015
($ in millions, other than per share data)	$ Amount	Per Share	$ Amount	Per Share
Total Ambac Financial Group, Inc. stockholders’ equity	$1,684.8	$37.41	$1,355.0	$30.10
Adjustments:
Non-credit impairment fair value losses on credit derivatives	19.0	0.42	16.3	0.36
Effect of consolidating financial guarantee VIEs	(302.8)	(6.72)	(327.0)	(7.26)
Insurance intangible asset	(1,212.1)	(26.91)	(1,279.4)	(28.42)
Ambac CVA on derivative product liabilities (excluding credit derivatives)	(78.7)	(1.75)	(84.0)	(1.86)
Net unearned premiums and fees in excess of expected losses	1,056.6	23.46	1,208.5	26.84
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income	(51.0)	(1.13)	(87.8)	(1.95)
Adjusted Book Value	$1,115.8	$24.78	$801.6	$17.81
Shares outstanding (in millions)		45.0		45.0
Explanation of Non-GAAP Measures
Operating Earnings. Operating Earnings eliminates the impact of certain GAAP accounting requirements and includes certain items that the Company has realized or expects to realize in the future, but that are not reported under GAAP. Operating earnings is defined as net income (loss) attributable to common shareholders, as reported under GAAP, adjusted on an after-tax basis for the following:

•
Elimination of the non-credit impairment fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated credit losses. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market factors such as interest rates and credit spreads, including the market’s perception of Ambac’s CVA, and are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee segment contracts to be accounted for consistent with the Financial Services - Insurance Topic of ASC, whether or not they are subject to derivative accounting rules.

•
Elimination of the effects of VIEs that were consolidated as a result of being insured by AAC. These adjustments eliminate the VIE consolidation and ensure that all financial guarantee segment contracts are accounted for consistent with the provisions of the Financial Services - Insurance Topic of the ASC, whether or not they are subject to consolidation accounting rules.

•
Elimination of the amortization of the financial guarantee insurance intangible asset and impairment of goodwill that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. The amount reported in net income attributable to common shareholders represents the amortization of Fresh Start adjustments relating to financial guarantee contracts. These adjustments ensure that all financial guarantee segment contracts are accounted for consistent with the provisions of the Financial Services - Insurance Topic of the ASC.

•
Elimination of the foreign exchange gains (losses) on re-measurement of net premium receivables and loss and loss expense reserves. Long-duration receivables constitute a significant portion of the net premium receivable balance and represent the present value of future contractual or expected collections. Therefore, the current period’s foreign exchange re-measurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that Ambac will ultimately recognize.

•
Elimination of the gains (losses) relating to Ambac’s CVA on derivative contracts other than credit derivatives. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain or loss when realized.

Adjusted Book Value. Adjusted Book Value eliminates the impact of certain GAAP accounting requirements and includes the addition of certain items that the Company has realized or expects to realize in the future, but that are not reported under GAAP. Adjusted Book Value is defined as Total Ambac Financial Group, Inc. stockholders’ equity as reported under GAAP, adjusted for after-tax impact of the following:

•
Elimination of the non-credit impairment fair value loss on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit loss. GAAP Fair values are heavily affected by, and in part fluctuate with, changes in market factors such as interest rates, credit spreads, including Ambac’s CVA that are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee segment contracts to be accounted for within Adjusted Book Value consistent with the provisions of the Financial Services - Insurance Topic of the ASC, whether or not they are subject to derivative accounting rules.

•
Elimination of the effects of VIEs that were consolidated as a result of being insured by AAC. These adjustments eliminate VIE consolidation and ensure that all financial guarantee segment contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services - Insurance Topic of the ASC, whether or not they are subject to consolidation accounting rules.

•
Elimination of the financial guarantee insurance intangible asset and goodwill that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. These adjustments ensure that all financial guarantee segment contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services-Insurance Topic of the ASC.

•
Elimination of the gain relating to Ambac’s CVA embedded in the fair value of derivative contracts other than credit derivatives. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain when realized.

•
Addition of the value of the unearned premium revenue on financial guarantee contracts and fees on credit derivative contracts, adjusted for management's expected future net premiums and credit derivative receipts, in excess of expected losses, net of reinsurance.

•
Elimination of the unrealized gains and losses on the Company’s investments that are recorded as a component of accumulated other comprehensive income (“AOCI”). The AOCI component of the fair value adjustment on the investment portfolio may differ from realized gains and losses ultimately recognized by the Company based on the Company’s investment strategy. This adjustment only allows for such gains and losses in Adjusted Book Value when realized.

Ambac has a significant tax NOL that is offset by a full valuation allowance in the GAAP consolidated financial statements. As a result, for purposes of non-GAAP measures, we utilized a 0% effective tax rate. We maintain a full valuation allowance against our deferred tax asset and recognition of the value of the NOL would be reflected in Adjusted Book Value considering all the facts and circumstances as of the relevant reporting date.
Earnings Call and Webcast
On February 19, 2016 at 8:30am (ET), Nader Tavakoli, President and Chief Executive Officer, and David Trick, Chief Financial Officer and Treasurer, will discuss fourth quarter 2015 results during a live conference call. Ambac's conference call will be accessible via telephone and webcast. The dial-in number for Ambac's conference call is 855-427-4389 (Domestic) or 484-756-4251 (International). Webcast participants may access the call through the Investor Relations section of Ambac's website, http://ambac.com/4Q2015Webcast.asp. A replay of the call will be available at 855-859-2056 (Domestic) or 404-537-3406 (International); conference ID # 48193627. The webcast will be archived on Ambac's website.
Additional information is included in a financial supplement (available today) and presentations (available tomorrow) at Ambac's website at www.ambac.com.
About Ambac
Ambac Financial Group, Inc. ("Ambac"), headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiaries, Ambac Assurance Corporation ("AAC"), Everspan Financial Guarantee Corp., and Ambac Assurance UK Limited ("Ambac UK"), provide financial guarantees and other financial services to clients in both the public and private sectors globally. AAC, including the Segregated Account of AAC (in rehabilitation), is a guarantor of public finance and structured finance obligations. Ambac is also selectively exploring opportunities involving the acquisition and/or development of new businesses. Ambac‘s common stock trades on the NASDAQ Global Select Market under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain primary residential mortgage backed securities litigations. For more information, please go to www.ambac.com.
Contact
Abbe F. Goldstein, CFA
Managing Director, Investor Relations and Corporate Communications
(212) 208-3222
agoldstein@ambac.com
Forward-Looking Statements
In this press release, we have included statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “anticipate,” “intend,” “potential,” “going forward,” “looking ahead” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may,” or the negative of those expressions or verbs, identify forward-looking statements. We caution readers that these statements are not guarantees of future performance. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, which, may by their nature be inherently uncertain and some of which may be outside our control. These statements may relate to plans and objectives with respect to the future, among other things which may change. We are alerting you to the possibility that our actual results may differ, possibly materially, from the expected objectives or anticipated results that may be suggested, expressed or implied by these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” described in our most recent SEC filed quarterly or annual report. Any or all of management’s forward-looking statements here or in other publications may turn out to be incorrect and are based on management’s current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) volatility in the price of Ambac’s common stock; (2) uncertainty concerning our ability to achieve value for holders of Ambac securities, whether from Ambac Assurance Corporation (“AAC”) or from new business opportunities; (3) dilution of current shareholder value or adverse effects on our share price resulting from the issuance of additional shares of common stock; (4) adverse effects on our share price resulting from future offerings of debt or equity securities that rank senior to our common stock; (5) potential of rehabilitation proceedings against AAC; (6) decisions made by the Rehabilitator of the Segregated Account of AAC (the “Segregated Account”) for the benefit of policyholders that may result in material adverse consequences for Ambac’s security holders; (7) our inability to realize the expected recoveries included in our financial statements; (8) intercompany disputes or disputes with the rehabilitator of the Segregated Account; (9) our inability to monetize assets or purchase, restructure or exchange outstanding debt and insurance obligations, or the failure of any such transaction to deliver anticipated results; (10) our results of operations may be adversely affected by events or circumstances that result in the accelerated amortization of our insurance intangible asset; (11) increased fiscal stress experienced by issuers of public finance obligations or an increased incidence of Chapter 9 filings by municipal issuers; (12) adverse tax consequences or other costs resulting from the Segregated Account rehabilitation plan, from rules and procedures governing the payment of permitted policy claims, or from the characterization of our surplus notes as equity; (13) credit risk throughout our business, including but not limited to credit risk related to residential mortgage-backed securities, student loan and other asset securitizations, collateralized loan obligations, public finance obligations and exposures to reinsurers; (14) risks attendant to the change in composition of securities in our investment portfolio; (15) inadequacy of reserves established for losses and loss expenses; (16) the risk that our risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss as a result of unforeseen risks; (17) changes in prevailing interest rates; (18) factors that may influence the amount of installment premiums paid to Ambac, including the Segregated Account rehabilitation proceedings; (19) default by one or more of AAC’s portfolio investments, insured issuers or counterparties; (20) market risks impacting assets in our investment portfolio or the value of our assets posted as collateral in respect of investment agreements and interest rate swap transactions; (21) risks relating to determinations of amounts of impairments taken on investments; (22) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on our business, operations, financial position, profitability or cash flows; (23) our inability to realize value from Ambac Assurance UK Limited ("Ambac UK"); (24) system security risks; (25) market spreads and pricing on derivative products insured or issued by Ambac or its subsidiaries; (26) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting; (27) changes in accounting principles or practices that may impact Ambac’s reported financial results; (28) legislative and regulatory developments; (29) operational risks, including with respect to internal processes, risk models, systems and employees, and failures in services or products provided by third parties; (30) Ambac’s financial position and the Segregated Account rehabilitation proceedings that may prompt departures of key employees and may impact our ability to attract qualified executives and employees; and (31) other risks and uncertainties that have not been identified at this time.
Source: Ambac Financial Group, Inc.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)

	Three Months Ended
(Dollars in Thousands, except share data)	December 31, 2015	September 30, 2015
Revenues:
Net premiums earned	$114,463	$71,535
Net investment income:
Securities available-for-sale and short-term	58,108	65,619
Other investments	6,250	(1,424)
Total net investment income	64,358	64,195
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(23,197)	(31,743)
Portion of other-than-temporary impairment recognized in other comprehensive income	10,827	22,593
Net other-than-temporary impairment losses recognized in earnings	(12,370)	(9,150)
Net realized investment gains	2,622	2,106
Change in fair value of credit derivatives:
Realized gains and other settlements	266	1,693
Unrealized gains (losses)	(3,311)	35,259
Net change in fair value of credit derivatives	(3,045)	36,952
Derivative products	9,314	(65,083)
Net realized gains on extinguishment of debt	—	1,420
Other income	1,944	7,150
Income (loss) on variable interest entities	(6,561)	(21,435)
Total revenues	170,725	87,690
Expenses:
Losses and loss expense (benefit)	(337,065)	(133,213)
Insurance intangible amortization	54,357	39,680
Underwriting and operating expenses	27,300	25,006
Interest expense	30,557	29,899
Goodwill impairment	—	514,511
Total expenses (benefit)	(224,851)	475,883
Pre-tax income (loss)	395,576	(388,193)
Provision for income taxes	8,900	2,838
Net income (loss)	386,676	(391,031)
Less: net loss (gain) attributable to noncontrolling interest	(308)	(44)
Net income (loss) attributable to common shareholders	$386,984	$(390,987)

Net income (loss) per basic share	$8.57	$(8.66)
Net income (loss) per diluted share	$8.56	$(8.66)

Weighted-average number of common shares outstanding:
Basic	45,173,159	45,174,521
Diluted	45,191,070	45,174,521

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)

	Year Ended December 31,
(Dollars in thousands, except share data)	2015	2014
Revenues:
Net premiums earned	$312,595	$246,360
Net investment income:
Securities available-for-sale and short-term	249,337	292,838
Other investments	16,952	8,108
Total net investment income	266,289	300,946
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(66,692)	(26,632)
Portion of other-than-temporary impairment recognized in other comprehensive income	41,033	838
Net other-than-temporary impairment losses recognized in earnings	(25,659)	(25,794)
Net realized investment gains	53,476	58,777
Change in fair value of credit derivatives:
Realized gains and other settlements	2,785	3,043
Unrealized gains (losses)	38,916	20,863
Net change in fair value of credit derivatives	41,701	23,906
Derivative products	(42,544)	(181,087)
Net realized gains (losses) on extinguishment of debt	81	(74,724)
Other income	7,150	12,498
Income (loss) on variable interest entities	31,569	(32,212)
Total revenues	644,658	328,670
Expenses:
Losses and loss expense (benefit)	(768,707)	(545,574)
Insurance intangible amortization	169,557	151,830
Underwriting and operating expenses	102,702	101,474
Interest expense	116,537	127,476
Goodwill impairment	514,511	—
Total expenses (benefit)	134,600	(164,794)
Pre-tax income before reorganization items	510,058	493,464
Reorganization items	—	211
Pre-tax income	510,058	493,253
Provision for income taxes	17,364	9,557
Net income	$492,694	$483,696
Less: net (gain) loss attributable to noncontrolling interest	(709)	(375)
Net income attributable to common shareholders	$493,403	$484,071

Net income per share	$10.92	$10.73
Net income per diluted share	$10.72	$10.31

Weighted-average number of common shares outstanding:
Basic	45,173,542	45,093,304
Diluted	46,006,027	46,933,253

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)

(Dollars in Thousands, except share data)	December 31, 2015	September 30, 2015
Assets:
Investments:
Fixed income securities, at fair value (amortized cost: $4,992,756 and $4,869,500)	$5,043,776	$4,956,876
Fixed income securities pledged as collateral, at fair value (amortized cost: $64,612 and $64,556)	64,555	64,972
Short-term investments, at fair value (amortized cost: $225,789 and $364,784)	225,789	364,780
Other investments (includes $285,261 and $290,723 at fair value)	310,600	314,934
Total investments	5,644,720	5,701,562
Cash and cash equivalents	35,744	27,099
Receivable for securities	44,030	9,749
Investment income due and accrued	25,264	25,113
Premium receivables	831,575	895,446
Reinsurance recoverable on paid and unpaid losses	43,999	68,319
Deferred ceded premium	96,758	105,673
Subrogation recoverable	1,229,293	982,202
Loans	5,206	5,499
Derivative assets	84,995	91,088
Current taxes	—	985
Insurance intangible asset	1,212,112	1,279,448
Other assets	185,877	199,294
Variable interest entity assets:
Fixed income securities, at fair value	2,588,556	2,679,895
Restricted cash	5,822	5,895
Investment income due and accrued	1,213	3,940
Loans, at fair value	11,690,324	12,183,061
Other assets	2,582	2,651
Total assets	$23,728,070	$24,266,919
Liabilities and Stockholders’ Equity:
Liabilities:
Unearned premiums	$1,280,282	$1,428,230
Loss and loss expense reserves	4,088,106	4,237,515
Ceded premiums payable	53,494	57,651
Obligations under investment agreements	100,358	100,358
Deferred taxes	2,205	1,957
Current taxes	5,835	—
Long-term debt	1,124,950	1,123,003
Accrued interest payable	355,536	334,999
Derivative liabilities	353,358	375,835
Other liabilities	61,134	59,809
Payable for securities purchased	84,690	87,697
Variable interest entity liabilities:
Accrued interest payable	3,230	5,855
Long-term debt, at fair value	12,327,960	12,791,012
Derivative liabilities	1,928,403	2,033,795
Other liabilities	183	166
Total liabilities	21,769,724	22,637,882
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 20,000,000 shares authorized; issued and outstanding shares—none	—	—
Common stock, par value $0.01 per share; 130,000,000 shares authorized; issued and outstanding shares: 45,044,222 and 45,036,587	450	450
Additional paid-in capital	190,813	189,981
Accumulated other comprehensive income	15,215	72,887
Retained earnings	1,478,439	1,091,946
Treasury stock, shares at cost: 8,202 and 16,066	(118)	(256)
Total Ambac Financial Group, Inc. stockholders’ equity	1,684,799	1,355,008
Noncontrolling interest	273,547	274,029
Total stockholders’ equity	1,958,346	1,629,037
Total liabilities and stockholders’ equity	$23,728,070	$24,266,919